PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 35 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                        Dated July 22, 1998
                                                                Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
         Euro Floating Rate Senior Bearer Notes Due August 3, 2001

                               -------------

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due August 3, 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted on the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:        LIT 20,000,000,000

Maturity Date:           August 3, 2001; provided that if such day is
                         not a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and
  Issue Date:            August 3, 1998

Interest Accrual Date:   August 3, 1998

Issue Price:             100%

Specified Currency:      Italian Lira ("LIT")

Redemption Percentage
  at Maturity:           100%

Base Rate:               LIBOR (on an actual/360 day count basis).
                         See also "Interest Rate" below.

Spread (Plus or Minus):  From and including the Issue Date to but excluding
                         August 3, 2000: plus 0.30% per annum. From and including August 3, 2000 to but excluding the Maturity Date: plus 1.50% per annum. See also "Interest Rate" below.

Spread Multiplier:       N/A

Alternate Rate
  Event Spread:          N/A

Index Currency:          Italian Lira

Index Maturity:          3 months

Total Amount of OID:     None

Original Yield
  to Maturity:           N/A

Interest Rate:           From and including the Issue Date to but excluding
                         August 3, 2000: the Base Rate plus the Spread.
                         From and including August 3, 2000 to but excluding the Maturity Date: the product of (i) the Base
                         Rate plus the Spread and (ii) N/360. N is the number of calendar days in the Interest Payment
                         Period, as determined by the Determination Agent, on which the amount (the "Calculation Rate") equal to the 5-year mean sterling swap rate for such day, as reported at Telerate page 42279, less the 3-month sterling LIBOR for such day, as reported at Telerate page 3750, is greater than or equal to -0.30%; provided that the Calculation Rate for a calendar day that is not a Business Day will be the Calculation Rate for the immediately preceding
                         Business Day; and provided further that the Calculation Rate for the fifth Business Day immediately preceding an Interest Payment Date will be the Calculation Rate for each calendar day from and including such fifth preceding Business
                         Day to but excluding such Interest Payment Date.

                                                      (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(continued from previous page)

                         If either of the Sterling rates used to determine the Calculation Rate does not appear on the Telerate page designated above, or any successor page, the Calculation Agent shall determine such rate in good faith using its best judgment.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Initial Accrual
  Period OID:            N/A

Interest Payment Dates:  Each February 3, May 3, August 3 and November 3,
                         commencing November 3, 1998 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment Period: Quarterly

Initial Interest Rate:   The initial Base Rate that is subject to the formula
                         under "Interest Rate" will be determined 2 London
                         Banking Days prior to the date of issuance.

Initial Interest
  Reset Date:            November 3, 1998; provided that if such day is not a
                         Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                         Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:    Each Interest Payment Date

Interest Reset Periods:  The period from and including an Interest Reset
                         Date to but excluding the immediately succeeding Interest Reset Date.

Reporting Service:      Telerate 3740

Business Days:          Milan, London

Agent:                  Morgan Stanley & Co. International Limited

Calculation Agent:      The Chase Manhattan Bank (London Branch)

Paying Agent:           The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:    Morgan Stanley & Co. International Limited


Determination Agent:    Morgan Stanley & Co. International Limited.

Denominations:          LIT 100,000,000

Common Code:            8954518

ISIN:                   XS0089545189